EXHIBIT 99

MedicalCV, Inc. Agrees to Acquire Certain Outstanding Preferred Shares and

Restructure Certain Outstanding Warrants

Minneapolis, MN – Dec. 22, 2005 – MedicalCV, Inc. (OTCBB: MDCV) announced today that it has entered into preferred stock purchase agreements with six holders of its outstanding 5% Series A Convertible Preferred Stock.  Pursuant to these agreements, the Company has agreed to acquire an aggregate of 14,988 shares of its preferred stock, the consideration for which will be 45,068,916 newly issued shares of the Company’s common stock.

The Company also has agreed (1) to reduce the exercise price on outstanding warrants for the purchase of 22,969,500 shares of common stock held by such preferred stock holders from $0.50 per share to $0.325 per share, and (2) to accelerate the expiration date of such warrants from April 1, 2010, to January 6, 2006.

The Company expects to complete the preferred stock acquisition and the issuance of shares upon the exercise of such warrants by January 6, 2006.  One of such warrants, namely the warrant for the purchase of 4,452,000 shares held by PKM Properties LLC, is expected to be exercised on a net exercise basis.

The Company entered into the foregoing agreements to raise approximately $6.0 million of new money to complete its current clinical product development studies and finalize market preparation for commercialization of its ATRILAZE(TM) Surgical Ablation System.  Other purposes of the transaction include eliminating both the cash dividends due under such preferred stock and a significant portion of the liability associated with the warrants, and reducing the overhang of equity-linked securities, thereby improving the Company’s overall capital structure.

The shares issuable in the preferred stock acquisition and those issuable upon exercise of the warrants have not been registered for sale by the Company under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

About ATRILAZE(TM) Surgical Ablation System

Using a hand-held device that transmits precise laser energy, trained surgeons are able to perform high-quality ablation lesions that mimic that of a surgeon’s scalpel. The laser energy travels through a sub-millimeter fiber optic element and provides elegant and precise ablations of cardiac tissue. The Company acquired this technology in August 2003 and received FDA 510(k) clearance for the first generation product in December 2004, and clearance for its second generation product in October 2005. The AtriLaze system is now being used by surgeons at select centers in concomitant open-heart surgical procedures.

About MedicalCV, Inc.

MedicalCV, Inc., a cardiovascular surgery device manufacturer, focuses on the development and introduction of products designed to improve patient outcomes through the early treatment of cardiovascular disorders and disease, specifically products used by cardiac surgeons to ablate cardiac tissue as a potential means to treat atrial fibrillation. The Company’s core technology is the AtriLaze(TM) Surgical Ablation System for use in cardiac tissue ablation procedures. With the use of its platform of laser-based technology, the Company is focused on developing a truly minimally invasive procedure (closed chest, beating heart) for the treatment of atrial fibrillation.

The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MDCV.” For further information on MedicalCV, Inc., please visit www.medcvinc.com.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding our development and commercialization of products for the minimally invasive treatment of atrial fibrillation. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; market acceptance in the U.S. of the Company’s cardiovascular products; acceptance of minimally invasive techniques for the reduction of atrial fibrillation through ablation; potential reductions in pricing by competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for cardiovascular products; competing technological and market developments; physician acceptance of the Company’s cardiovascular products; dependence upon governmental reimbursements and third party supplies; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Company’s Annual Report on Form 10-KSB, as amended, as filed with the Securities and Exchange Commission for the fiscal year ended on April 30, 2005.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: MedicalCV, Inc.

John H. Jungbauer, 651-452-3000

jjungbauer@medcvinc.com

www.medcvinc.com

SOURCE: MedicalCV, Inc.